UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 3, 2015

_______________

DIGITAL POWER CORPORATION

 (Exact name of registrant as specified in its charter)

California	1-12711	94-1721931
(State or other jurisdiction of incorporation)	Commission File Number	(IRS Employer Identification No.)

48430 Lakeview Blvd, Fremont, CA 94538-6532

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (510) 657-2635

(Former name or former address, if change since last report)

Check the appropriate box below if the Form 8-K filing is to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Director

On March 3, 2015, the Board of Directors (the "Board") of Digital Power Corporation (the "Company") appointed Haim Yatim as a new member of the Board to fill the vacancy created by the resignation of Mr. Benjamin Kiryati. Mr. Yatim's appointment was effective immediately. The Company expects that Mr. Yatim will stand for election at the next Annual Meeting of Stockholders.

Mr. Yatim currently serves as Chief Financial Officer of Fularo Ltd., a privately held company in the internet industry where he is responsible for the finance team, business operations, financial planning and financial reports of that company. Prior to that he served as CFO and Board Member of SimiGon Ltd., a publicly traded company (AIM:SIM) that develops software for training and simulation industry from 2006 until 2010. Previously, Mr. Yatim served as CFO of the Company. As the Company CFO, Mr. Yatim was responsible for financial reporting to the SEC, corporate accounting and tax preparation, budgeting, forecasting, and risk management. Prior his role with the Company, Mr. Yatim was a partner of Kost Forer Gabbay & Kasierer, a Member of Ernst & Young Global Limited where he advised on successful NASDAQ listings of technology companies. Mr. Yatim holds a B.Sc. in Accounting and Economics from University of Tel-Aviv, Israel. Mr. Yatim previously served as a member of the Board from September 2011 until November 2014.

Mr. Yatim will serve on the Board's various committees, including the Nomination and Governance Committee, Audit Committee, and Compensation Committee. Mr. Yatim’s compensation for his services as a director will consist of annual director fees (currently $10,000), consistent with that currently paid to the Company’s other independent directors. He will receive a pro rata portion of this fee until the upcoming Annual Meeting of Shareholders. Thereafter, if elected, his compensation will be set at $15,000 in his capacity as the Company's audit committee financial expert.

There are no arrangements or understandings pursuant to which Mr. Yatim was appointed as a director, and other than the compensation arrangements described above, there are no related party transactions between the Company and Mr. Yatim that would require disclosure under Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGITAL POWER CORPORATION

/s/ Amos Kohn
By: Amos Kohn Title: President & Chief Executive Officer

Dated: March 4, 2015

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